                                                                      EXHIBIT 12



                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)


                                             Three Months
                                                Ended                     Year Ended September 30,
                                              December 31,  -------------------------------------------------
                                                 1995         1995        1994      1993       1992      1991
                                               --------     -------    -------   -------   -------    -------
Pretax Income                                   $17,220     $58,628     $6,239   $42,117   $35,915    $33,270

Add fixed charges as adjusted (from below)        2,342       9,066     10,333    11,300     6,968      5,155
                                               --------     -------    -------   -------   -------    -------
    Earnings                                   $ 19,562     $67,694    $16,572   $53,417   $42,883    $38,425
                                               --------     -------    -------   -------   -------    -------
Fixed charges:
   Interest expense:
        Interest on indebtedness                 $1,888      $7,297     $7,923    $8,628    $5,451     $4,087

        Capitalized                                 267         747        391       154       244        947
   Amortization of debt costs                        79         314        314       296       291        291
   1/3 of rental expense                            375       1,455      2,096     2,376     1,226        777
                                               --------     -------    -------   -------   -------    -------
   Fixed charges before adjustments               2,609       9,813     10,724    11,454     7,212      6,102

   Less capitalized interest                       (267)       (747)      (391)     (154)     (244)      (947)
                                               --------     -------    -------   -------   -------    -------

   Fixed charges as adjusted                     $2,342      $9,066    $10,333   $11,300    $6,968     $5,155
                                               ========     =======    =======   =======   =======    =======

Ratio (earnings divided by fixed charges
   before adjustments)                             7.50        6.90       1.55      4.66      5.95       6.30
                                               ========     =======    =======   =======   =======    =======